Exhibit 10.1

THIRD AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, (the “Amendment”) effective as of October 31, 2005, is entered into by and between EBIX, INC., a Delaware corporation f/k/a EBIX.COM, INC. (the “Borrower”), and LaSALLE BANK NATIONAL ASSOCATION, a national banking association (the “Bank”).

RECITALS

WHEREAS, the Bank has previously loaned or committed to loan the Borrower the original principal sum of up to $5,000,000.00, comprised of a certain Revolving Credit Loan Commitment not to exceed the sum of $5,000,000.00 as evidenced, secured and governed by, among other documentation, that certain Business Loan Agreement dated as of October 31, 2003 by and between the Borrower and the Bank (the “Original Revolving Credit Loan”), which was amended and restated by that certain Amended & Restated Loan and Security Agreement dated as of April 21, 2004, the First Amendment to Amended & Restated Loan and Security Agreement dated as of July 1, 2004 and the Second Amendment to Amended & Restated Loan and Security Agreement dated as of December 31, 2004 (collectively the “Loan Agreement”) the terms of which are incorporated by reference and made a part of this Amendment as though fully set out herein; and

WHEREAS, the parties wish to amend the terms of the Loan Agreement, according to the terms of this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the above recitals, the mutual promises and agreements of the parties et forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                            Article I, Definitions, is hereby amended as follows:

The following definitions are added to the Loan Agreement:

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Interest Period” shall mean successive three month periods, beginning and ending as provided in this Agreement.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion.  The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Credit Loan that bears interest at the LIBOR Rate.

“LIBOR Rate” shall mean a rate of interest equal to LIBOR plus 2.00% which LIBOR Rate shall remain fixed during such Interest Period.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Revolving Credit Loan that bears interest at the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

Section 2. Sections2.01(A), (B) and (C) of Article II, The Loan, are hereby amended and restated in its entirety as follows:

2.01                           Subject to the terms and conditions of this Agreement, the Bank will make a revolving credit facility (the “Revolving Credit Loan Commitment”) available to the Borrower, pursuant to which the Bank may from time to time make revolving credit advances (each, a “Revolving Credit Loan”) to the Borrower.  The aggregate amount of advances outstanding under the Revolving Credit Loan Commitment shall at no time exceed the sum of $5,000,000.00 (the “Revolving Loan Commitment Amount”), minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  The Revolving Credit Loan Commitment shall terminate on October 31, 2006 (the “Revolving Credit Loan Termination Date”).

(A)                              [Intentionally Deleted].

(B)                                The proceeds of Revolving Credit Loans shall be disbursed by deposit to the Borrower’s account maintained at the Bank or otherwise in accordance with the written instructions of the Borrower or the other provisions of this Agreement.  Revolving Credit Loans shall be used by the Borrower solely for working capital purposes.

(C)                                All outstanding Revolving Credit Loans together with any accrued but unpaid interest thereon shall be repaid in full on the Revolving Credit Loan Termination Date.  In addition, outstanding Revolving Credit Loans shall be repaid upon demand if and to the extent that they exceed the limitations imposed by Section 2.01above.  Borrower may repay and reborrow under the Revolving Credit Loan Commitment subject to the terms and conditions of this Agreement.  Also, if the Borrower chooses not to convert any Revolving Credit Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.08(B) and Section 2.08(C), then such Revolving Credit Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

Section 3.                                            Section 2.02 of Article II, The Loan, is hereby amended and restated in its entirety as follows:

2.02 (A)      Except as provided in Section 2.02(B) below, the Revolving Credit Loans shall bear interest as follows: (i) the proceeds of the Revolving Credit Loans deposited into the Cash Account shall bear interest at the LIBOR Rate, and (ii) the remaining proceeds of the Revolving Credit Loans shall bear interest at a floating per-annum rate equal to the Prime Rate.  Accrued and unpaid interest on the unpaid principal balance of all LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Credit Loan Termination Date.  Accrued and unpaid interest on Prime Loans shall be paid monthly in arrears commencing on November 1, 2005 and continuing on the first day of each month thereafter.

(B)                                Any Obligation of the Borrower which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at an interest rate equal to the LIBOR Rate then in effect plus five percent (5%) and the Prime Rate then in effect plus five percent (5%) until paid.  In addition, after the occurrence of any Event of Default and delivery to the Borrower of the Bank’s notice to charge post-default interest, all Obligations of the Borrower shall bear interest at the highest rate provided for in the immediately preceding sentence.

Section 4.                                            Section 2.04 of Article II, The Loan, is hereby amended and restated in its entirety as follows:

2.04                           All payments, which are not prepayments, received from the Borrower for payment on the Loans shall be applied by the Bank first to unpaid interest due and payable on the Revolving Credit Loans, second to any unpaid fees or expenses incurred by or owed to the Bank, third to any late charges or fees, and fourth to the reduction of the principal outstanding on the Loan; provided, however, while applying payments to unpaid interest the Bank shall have the sole discretion to decide whether to apply such payments first to unpaid interest due and payable on the LIBOR Loans or to unpaid interest due and payable on the Prime Loans.

Section 5.                                            Article II, The Loan, is hereby amended to add the following as Section 2.08 as follows:

2.08(A)         LIBOR Loan Prepayments.  Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time.  If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan.  The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(B)                                LIBOR Unavailability.  If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(C)                                Regulatory Change.  In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(D)                               LIBOR Indemnity.  If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

(E)                                 Interest Periods.  The first Interest Period for the LIBOR Loan shall commence on October 31, 2005.  The final Interest Period must be such that its expiration occurs on or before the Revolving Credit Loan Maturity Date.

(F)                                 Renewal.  Each LIBOR Loan shall automatically renew for the Interest Period, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent notice received by the Bank, shall convert all or a portion of such LIBOR Loan to a Prime Loan.  Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period.  Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.  Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day.  Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a new Interest Period, or to convert any such LIBOR Loan to a Prime Loan.  Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii) the aggregate amount of Loans to be converted; and (iii) the type of Loans resulting from the proposed conversion.   The Borrower may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Prime Rate, until repaid.

Section 6.                                            The Pledge Agreement delivered pursuant to Section 3.01(E) of the Loan Agreement to secure the Cash Account is hereby cancelled and terminated.

Section 7.                                            Article VIII, Financial Covenants, is hereby amended by adding a subsection (C) as follows:

(C)                                Current Assets.  As of the end of each of its fiscal quarters the Borrower shall maintain current assets of at least Five Million and 00/100 Dollars ($5,000,000.00).

Section 8.                                            Section 9.03 of Article IX, Event of Default, is hereby amended and restated in its entirety as follows:

9.03                           In exercising its right to sell, lease or otherwise dispose of the Collateral, the Bank may sell, lease or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, all as the Bank, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice.  The Bank shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use the Borrower’s premises without charge for such sales for such time or times as the Bank may see fit.  The Bank is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Bank’s benefit.  The Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Borrower’s Obligations.  The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Borrower’s Obligations; and third to the principal of the Borrower’s Obligations.  If any deficiency shall arise, the Borrower shall remain liable to the Bank therefor; provided, however, while applying the proceeds from the sale of Collateral to interest due upon the Borrower’s obligations the Bank shall have the sole discretion to decide whether to apply such proceeds first to interest due and payable on the LIBOR Loans or to interest due and payable on the Prime Loans.

Section 9.                                            Borrower restates and reaffirms each and every representation, warranty, covenant and agreement contained in the Loan Agreement, as amended, as fully and with the same effect as if such representations, warranties, covenants, and agreements were set forth in this Amendment.

Section 10.                                      General Provisions:

a.                                       This Amendment shall be incorporated into and made a part of the Loan Agreement, as amended from time to time, and all other related loan documents executed by Borrower.

b.                                      All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement, as amended from time to time.

c.                                       Borrower hereby agrees to execute and deliver, or cause to be executed and delivered, to the Bank: (i) the Amended and Restated Revolving Credit Note, and (ii)  such additional documentation as the Bank shall require in order to evidence or effectuate the transactions contemplated hereby or in order to update information and undertakings heretofore given to the Bank by or on behalf of Borrower.

d.                                      This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without giving effect to any choice of law provisions.

e.                                       This Amendment shall inure to the benefit of the Bank’s successors and assigns, and shall be binding upon the successors and assigns of Borrower.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EBIX, INC.,
A DELAWARE CORPORATION,
F/K/A EBIX.COM, INC.

By:	/s/ Richard J. Baum

Print Name:	Richard J. Baum

Title:	CFO

BANK:

LaSALLE BANK, N.A.

By:

Print Name:

Title: